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                                                          EXHIBIT 10.17

September 18, 1996

Wynn R. Bowman



Dear Wynn:

We are pleased to offer you the position of Vice President Worldwide Services of Consilium, Inc. (the "Company"). This position reports directly to Ed Norton effective on a mutually agreeable date no later than September 30, 1996 (hereinafter known as the "Effective Date"), contingent upon our standard background investigation. This letter sets forth the terms of your employment with the Company as well as our understanding with respect to any termination of that employment relationship. You agree to accept employment with the Company on the terms and conditions set forth in this Agreement, and you agree to devote your full business time, energy and skills to your duties at the Company with the exception of maintaining your interest in Star Associates International. These duties shall include, but not be limited to, any duties consistent with your position.

The compensation and benefits you will receive upon your employment include the following:

1. $10,000 per month base salary ($120,000 on an annualized basis) paid semi-monthly in accordance with the Company's payroll procedures, less applicable withholdings.

2. Eligible for $40,000 annual Services Revenue bonus beginning November 1, 1996. $10,000 per quarter at target, based on revenue/margin achievement with upside/downside algorithm to be determined by Ed Norton within 60 days of your employment.

3.  Eligible for Key Employee bonus beginning November 1, 1996 under the
standard terms of that program.   5% of your base compensation will be paid if
the company meets certain fiscal year financial goals. (FY97 fiscal year ends October 31, 1997) 5% of your base compensation will be paid if you meet your FY97 MBOs. (Management objectives) Both of these bonuses are paid at the end of the fiscal year.

4.  Stock Options  Upon approval by the Compensation Committee of the Board of
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Directors (the "Committee") as soon as practicable after the Effective Date, you will be granted a nonqualified stock option to purchase 35,000 shares of the Company's Common Stock ("Stock") at an exercise price per share equal to the fair market value of a share of Stock determined on the date of grant. Such option shall be subject to terms and conditions substantially similar to those of the Company's standard form of nonqualified stock option agreement used under its 1983 Stock Option Plan.

5. In the event that the Company terminates your employment for reasons other than gross misconduct (as defined below), neither you nor the Company shall have any further obligation under this agreement nor shall you be entitled to any further compensation for any damage or injury arising out of the termination of your employment, except as follows: a) You shall receive a severance package consisting of three months base salary at your then current salary paid in accordance with the Company's payroll procedures, less applicable withholding.
b) You shall receive continued medical, dental, and vision insurance coverage for that same three month period.

If your employment is terminated by the Company for gross misconduct defined below, you shall be entitled to no compensation or benefits from the Company other than those earned under paragraph 1 through the
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date of your termination. For purposes of this Agreement, a termination due to
"gross misconduct" occurs if you are terminated for any of the following reasons:

a)  theft, dishonesty, or falsification of any employment or Company records;
b) improper disclosure of the Company's confidential or proprietary information; or
c) any intentional act by you which has a material detrimental effect on the Company's reputation or business.

6. Medical, dental, vision, life and disability insurance as described in the enclosed Benefits Summary once you meet the requirements for qualification.

7. Ability to participate in Consilium's Employee Stock Purchase Plan (ESPP) in accordance with the terms of the Plan.

8.  Ability to establish and contribute to your own savings and retirement
(401K) account in accordance with the terms of Consilium's 401(k) Plan.

Your employment with Consilium is voluntarily entered into and is for no specified period of time. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, Consilium is free to conclude its at-will employment relationship with you at any time, with or without cause.
Thirty days notice of termination shall be provided by you or the Company in the event that either elects to terminate the employment relationship. During such thirty day period you shall continue to provide full and proper service to the Company in your then current employment capacity unless the Company waives such notice period which it reserves the right to do.

In the event of any dispute or claim relating to or arising out of our employment relationship, this agreement or the termination of our employment relationship, including but not limited to any claims of wrongful termination or age or other discrimination, you and Consilium agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in San Jose, California and we waive our rights to have such tried by a court or jury. However, we agree that this arbitration provision shall not apply to any dispute or claims relating to or arising out of the misuse or misappropriation of Consilium's trade secrets or proprietary or confidential information.

This letter, and any additional written proprietary rights agreement between Consilium and you, which you agree to sign as a condition of your employment, define the terms of your employment and supersedes all prior agreements, both written and verbal. This letter can not be modified or amended unless done so in writing and signed by an authorized Consilium representative and you.

We are very happy to confirm your employment offer with this letter, and we look forward to you joining Consilium. Please indicate your acceptance of this offer by signing one copy of this letter and returning it.

Sincerely,

/s/ Linda Kato Ujihara
Linda Kato Ujihara
Director of Human Resources

I agree to and accept employment with Consilium on the terms set out above, and I certify that I have responded fully and accurately to all inquiries made of me by Consilium during the pre-employment process with regard to employment history and salary, education and criminal or civil lawsuits.

/s/ Wynn Bowman       September 18, 1996
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Signature & Date

cc:  E. Norton enc.:  Application Form